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                     December 13, 2023

       Mengmeng Li
       Chief Financial Officer
       JinkoSolar Holding Co., Ltd.
       1 Yingbin Road
       Shangrao Economic Development Zone
       Jiangxi Province, 334100
       The People   s Republic of China

                                                        Re: JinkoSolar Holding
Co., Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-34615

       Dear Mengmeng Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Shuang Zhao